                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                    DVI Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    233343102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 14, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO. 233343102                 13G
          ---------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Whitebox Advisors, LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                     0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    1,092,274
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                       0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               1,092,274
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,092,274 SHARES
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 233343102                 13G
          ---------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Whitebox Hedged High Yield Advisors, LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                     0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    1,092,274
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                       0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               1,092,274
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,092,274 SHARES
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 233343102                 13G
          ---------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Whitebox Hedged High Yield Partners, L.P.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            British Virgin Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                     0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    1,092,274
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                       0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               1,092,274
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,092,274 SHARES
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

USIP NO. 233343102                 13G
         ---------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Whitebox Hedged High Yield Fund, L.P.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                     0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    1,092,274
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                       0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               1,092,274
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,092,274 SHARES
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 233343102                 13G
          ---------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Whitebox Hedged High Yield Fund, Ltd.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            British Virgin Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                     0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    1,092,274
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                       0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               1,092,274
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,092,274 SHARES
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
          (a)  Name of Issuer

               DVI Inc.

          (b)  Address of Issuer's Principal Executive Offices

               2500 York Road
               Jamison, Pennsylvania 18929

Item 2.
          (a)  Name of Person(s) Filing

               This statement is filed by:

               (i) Whitebox Advisors, LLC, a Delaware limited liability company ("WA") with respect to shares of Common Stock beneficially owned by it;

               (ii) Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership ("WHHYP") with respect to shares of Common Stock directly owned by it;

               (iii) Whitebox Hedged High Yield Fund, L.P., a Delaware limited partnership ("WHHYF") with respect to shares of Common Stock indirectly owned by it;

               (iv) Whitebox Hedged High Yield Fund, Ltd., a British Virgin Islands international business company ("WHHYLTD") with respect to shares of Common Stock indirectly owned by it; and

               (v) Whitebox Hedged High Yield Advisors, LLC, a Delaware limited liability company ("WHHYA") with respect to shares of Common Stock indirectly owned by it.

          (b)  Address of Principal Business Office or, if none, Residence

               The address of the business office of WA, WHHYF, WHHYA is:

               3033 Excelsior Boulevard
               Suite 300
               Minneapolis, Minnesota  55416

               The address of the business office of WHHYP and WHHYLTD is:

               Trident Chambers, P.O. Box 146
               Waterfront Drive, Wickhams Cay
               Road Town, Tortola, British Virgin Islands

          (c)  Citizenship

               WA, WHHYF and WHHYA are organized under the laws of the State of Delaware. WHHYP and WHHYLTD are organized under the laws of the British Virgin Islands.

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               233343102

Item 3. If this statement is filed pursuant to SS.SS. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a)  [_]  Broker or dealer registered under section 15 of the Act.

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

          (c) [_] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

          (e)  [_]  An investment adviser in accordance with SS.
                    240.13d-1(b)(1)(ii)(E).

          (f) [_] An employee benefit plan or endowment fund in accordance with SS. 240.13d-1(b)(1)(ii)(F).

          (g) [_] A parent holding company or control person in accordance with SS. 240.13d-1(b)(1)(ii)(G).

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j)  [_]  Group, in accordance with SS. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

     A. Whitebox Advisors, LLC

          (i)  Amount Beneficially Owned

               1,092,274 shares

          (ii) Percent of Class

               7.2%

         (iii) Number of shares as to which such person has:

                (a) Sole power to vote or to direct the vote

                     0

                (b) Shared power to vote or to direct the vote

                     1,092,274

                (c) Sole power to dispose or to direct the disposition of

                     0

                (d) Shared power to dispose or to direct the disposition of

                     1,092,274

     B. Whitebox Hedged High Yield Partners, L.P.

          (i)  Amount Beneficially Owned

               1,092,274 shares

          (ii) Percent of Class

               7.2%

         (iii) Number of shares as to which such person has:

                (a) Sole power to vote or to direct the vote

                     0

                (b) Shared power to vote or to direct the vote

                     1,092,274

                (c) Sole power to dispose or to direct the disposition of

                     0

                (d) Shared power to dispose or to direct the disposition of

                     1,092,274

     C. Whitebox Hedged High Yield Fund L.P.

          (i)  Amount Beneficially Owned

               1,092,274 shares

          (ii) Percent of Class

               7.2%

         (iii) Number of shares as to which such person has:

                (a) Sole power to vote or to direct the vote

                     0

                (b) Shared power to vote or to direct the vote

                     1,092,274

                (c) Sole power to dispose or to direct the disposition of

                     0

                (d) Shared power to dispose or to direct the disposition of

                     1,092,274

     D. Whitebox Hedged High Yield Fund, Ltd.

          (i)  Amount Beneficially Owned

               1,092,274 shares

          (ii) Percent of Class

               7.2%

         (iii) Number of shares as to which such person has:

                (a) Sole power to vote or to direct the vote

                     0

                (b) Shared power to vote or to direct the vote

                     1,092,274

                (c) Sole power to dispose or to direct the disposition of

                     0

                (d) Shared power to dispose or to direct the disposition of

                     1,092,274

     E. Whitebox Hedged High Yield Advisors, LLC

          (i)  Amount Beneficially Owned

               1,092,274 shares

          (ii) Percent of Class

               7.2%

         (iii) Number of shares as to which such person has:

                (a) Sole power to vote or to direct the vote

                     0

                (b) Shared power to vote or to direct the vote

                     1,092,274

                (c) Sole power to dispose or to direct the disposition of

                     0

                (d) Shared power to dispose or to direct the disposition of

                     1,092,274

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          WA, the managing member and controlling owner of WHHYA has the power to direct the affairs of WHHYA which manages accounts for the benefit of its clients WHHYP, WHHYLTD and WHHYF. WHHYA has the power to direct the affairs of WHHYP including decision making power with respect to the disposition of the proceeds from the sale of the shares of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.  Identification and Classification of Members of the Group

         See Item 2

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  December 12, 2003
                                       -----------------------------------------
                                                         Date

                                                  /s/ Jonathan Wood
                                       -----------------------------------------
                                                       Signature

                                       Jonathan Wood as Chief Financial Officer
                                       of Whitebox Advisors, LLC, Whitebox
                                       Hedged High Yield Advisors, LLC, Whitebox
                                       Hedged High Yield Fund, L.P., Whitebox
                                       Hedged High Yield Fund, Ltd. and Whitebox
                                       Hedged High Yield Partners, L.P.
                                       -----------------------------------------
                                                      Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See SS. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                  Page 11 of 11